Exhibit 10.4
CREDIT AGREEMENT

    THIS CREDIT AGREEMENT (this “Agreement”) dated as of March 25, 2022, is by and between WERNER ENTERPRISES, INC., a Nebraska corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

    Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

    This Agreement amends, restates and supersedes in its entirety that certain Restated Credit Agreement dated May 14, 2019, as amended, by and between Borrower and Bank (the “Prior Agreement”).

    NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

    SECTION 1.1.    LINE OF CREDIT.

    (a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 14, 2024 (the “Maturity Date”), not to exceed at any time the aggregate principal amount of Three Hundred Million and No/100 Dollars ($300,000,000.00) (the “Line of Credit”), the proceeds of which shall be used for its working capital and general corporate purposes. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of March 25, 2022, as modified from time to time (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

    The line of credit advances outstanding under the Prior Agreement shall be deemed outstanding advances under the Line of Credit on the date hereof.

    (b)    Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby and/or sight commercial letters of credit for the account of Borrower to finance Borrower's working capital requirements (each, a "Letter of Credit" and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Seventy-Five Million and No/100 Dollars ($75,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the Maturity Date. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder, whereby the unused commitment fee referenced in Section 1.3(c) below shall not apply to undrawn Letter of Credit which are reserved under the Line of Credit. Each Letter of Credit shall be subject to the additional terms and conditions of the Bank’s agreements relating to letters of credit, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

    The issued and outstanding letters of credit issued by the Bank for the account of the Borrower under the Prior Agreement shall be deemed Letters of Credit issued hereunder.

    (c)    Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth herein.

    SECTION 1.2.    TERM LOAN.

    (a)    Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of One Hundred Million and No/100 Dollars ($100,000,000.00) ("Term Loan"), the proceeds of which shall be used for general corporate purposes. Borrower's obligation to repay the Term Loan shall be evidenced by a promissory note dated March 25, 2022, as modified from time to time ("Term Note"). Bank's commitment to grant the Term Loan shall terminate on the close of business on the date that the conditions precedent set forth in Article III have been satisfied or waived.

    (b)    Repayment. Principal and interest on the Term Loan shall be repaid in accordance with the provisions of the Term Note.

    (c)    Prepayment. Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note.

    SECTION 1.3.    INTEREST/FEES.

    (a)    Interest. The outstanding principal balance of each credit subject hereto, and the amount of each drawing paid under any Letter of Credit, shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith. The promissory notes or other instruments or documents executed in connection with the credit(s) subject to this Agreement may calculate interest at a rate equal to the sum of an index rate of interest plus a margin rate of interest. In the event any index rate of interest would be less than zero percent (0.0%), then the index rate of interest shall be deemed to be zero percent (0.0%) and the applicable promissory note or other instrument or document shall bear interest at a rate equal to the margin rate of interest.

    (b)    Computation and Payment. Interest shall be computed on the basis set forth in each promissory note or other instrument or document required hereby. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

    (c)    Unused Commitment Fee. Borrower shall pay to Bank an unused commitment fee at a rate per annum equal to the Applicable Margin (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit (after deducting undrawn Letters of Credit), which fee shall be calculated on a quarterly basis by the Bank and shall be due and payable by Borrower in arrears on the last day of each March, June, September and December.

    (d)    Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance and extension (including any auto-extension) of each Letter of Credit issued under any credit subject hereto in an amount equal to the Applicable Margin, which fees shall be payable quarterly in advance, and (ii) fees upon the drawing, payment, or negotiation of each drawing under each Letter of Credit in an amount equal to the greater of (A) one quarter of one percent (0.25%) of the amount drawn and (B) $250, and (iii) fees determined in accordance with Bank’s standard fees and charges then in effect for such activity upon the occurrence of any other activity with respect to any such Letter of Credit (including without limitation, the transfer, assignment, amendment, cancellation or non-extension of any such letter of credit).

    (e)    Definitions. For purposes hereof, the Line of Credit Note and the Term Note:

(i)    “Applicable Margin” means the corresponding percentages per annum as set forth below based on the Total Funded Debt to EBITDA Ratio set forth in Section 4.9(b) hereof:

Pricing Level	Total Funded Debt to EBITDA Ratio	Commitment fee set forth in Section 1.3(c)	Letter of Credit fee set forth in Section 1.3(d)	Applicable Margin For Line of Credit and Term Loan
I	Less than 1.00 to 1.0	0.15%	0.550%	0.675%
II	Greater than or equal to 1.00 to 1.0, but less than 2.00 to 1.0	0.13%	0.675%	0.800%
III	Greater than or equal to 2.00 to 1.0	0.11%	0.800%	0.925%

    The Applicable Margin shall be determined and adjusted quarterly on the date five (5) days after the day on which the Borrower provides its financial statements pursuant to Sections 4.3(a) and 4.3(b) for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (A) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date occurring after the date hereof and, thereafter the Pricing Level shall be determined by reference to the Total Funded Debt to EBITDA Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (B) if the Borrower fails to provide its financial statements when due as required by Sections 4.3(a) and Section 4.3(b) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such financial statements were required to have been delivered shall be based on Pricing Level I until such time as such financial statements are delivered, at which time the Pricing Level shall be determined by reference to the Total Funded Debt to EBITDA Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Except as set forth in the Line of Credit Note, any adjustment in the Pricing Level shall be applicable to all advances then existing or subsequently made or issued.

The Applicable Margin for the Line of Credit and Term Loan shall be increased by the additional adjustments:

SOFR Index	Additional adjustments
Daily Simple SOFR	0.10%
One Month Term SOFR	0.10%
Three Month Term SOFR	0.15%
Six Month Term SOFR	0.25%

    (ii)    Daily Simple SOFR is defined in the applicable note.

    (ii)    Term SOFR is defined in the applicable note.

    SECTION 1.4.     COLLECTION OF PAYMENTS.  Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting Borrower’s deposit account number 4121105621 maintained by Borrower with Bank for the full amount thereof.  Should there be insufficient funds in Borrower's deposit accounts with Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.  Should there be insufficient funds in Borrower's business purpose deposit accounts with Bank to pay all such sums when due, or if any such payment is collected but is subsequently reversed or rendered ineffective, or Bank is required to turn over, restore, or otherwise return any such paid amount to Borrower, a trustee-in-bankruptcy, or anyone else, due to a bankruptcy or for any other reason, the full amount of such deficiency, or the full amount reversed, rendered ineffective, turned over, restored or otherwise returned, as applicable, shall be immediately due and payable by Borrower. The determination of whether any such payment must be turned over, restored or otherwise returned shall be made by Bank in its sole discretion; provided however, that if Bank chooses (but in no event shall Bank be obligated) to contest any such matter at the request of Borrower, Borrower agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys' fees, expended or incurred by Bank in connection therewith, including without limitation, in any litigation with respect thereto. For purposes hereof, a “business purpose deposit account” is any deposit account other than a deposit account established primarily for personal, family or household purposes.

    The foregoing authorization shall remain in full force and effect until written revocation from Borrower has been received by Bank at its address for notices set forth in Section 7.2. hereof. In order to commence application of said cancellation with respect to a payment due date or payoff of a loan, Bank must be notified of said cancellation at least three (3) business days prior to such payment due date or payoff.

    SECTION 1.5.    GUARANTIES. (a) The payment and performance of all indebtedness and other obligations of the Borrower to Bank shall be guaranteed by all existing or hereafter acquired or formed Material Subsidiaries of the Borrower (such Material Subsidiaries being referred to herein as “Guarantors”), as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.

    (b)    In the event the Borrower or any subsidiary of the Borrower forms or acquires any other Material Subsidiary after the date hereof or if any existing Subsidiary of a Borrower becomes a Material Subsidiary, such Borrower shall promptly upon such formation, acquisition or qualification cause such newly formed, acquired or qualified Material Subsidiary to execute a guaranty and other documents as Bank may then require to guaranty the Borrower’s indebtedness, obligations and liabilities owing to Bank, and the Borrower shall also deliver to Bank, or cause such Material Subsidiary to deliver to Bank, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by Bank in connection therewith. Notwithstanding the foregoing, ECM Associated, LLC, a Delaware limited liability company (“ECM”) and each of its wholly owned subsidiaries shall not be required to become a Guarantor pursuant to the requirements of this Section even if it is a Material Subsidiary if and only so long as Borrower and its Subsidiaries and Affiliates own less than 100% of the voting equity interests in ECM.  If at any time ECM or any of its wholly owned subsidiaries is a Material Subsidiary and either Borrower and its Subsidiaries and Affiliates own 100% of the voting equity interests in ECM, then Borrower shall cause ECM and/or each of its wholly owned subsidiaries which is a Material Subsidiary to promptly become a Guarantor pursuant to the terms and conditions of this Section.

    (c)    For purposes hereof:

    (i)    “Material Subsidiary” means the domestic Subsidiaries of the Borrower that, individually or in the aggregate with all other domestic Subsidiaries, have either (i) assets equal to or greater than $50,000,000 or (ii) revenues equal to or greater than $150,000,000, whichever is less. Notwithstanding the foregoing, each of Career Path Training Corp. and American Interstate of Training, Inc. shall be excluded from the Material Subsidiary determination.

    (ii)    “Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) the Borrower (irrespective of whether, at the time, the stock or other equity interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

    Borrower makes the following representations and warranties to Bank, on the date hereof, on the date of Borrower’s execution hereof, and on the date of each subsequent request for any extension of credit hereunder, including, without limitation, the issuance of any product under any subfeature contained herein, to the extent applicable, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

    SECTION 2.1.    LEGAL STATUS. (a) Borrower is a corporation, duly organized and existing and in good standing under the laws of Nebraska, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower; and (b) no member of the Borrowing Group (as defined below) is a Sanctioned Target (as defined below) of economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the United States of America, the United Nations Security Council, the European Union, the United Kingdom, any other governmental authority with jurisdiction over Borrower or any member of the Borrowing

Group (collectively, “Sanctions”). As used herein, “Borrowing Group” means: (i) Borrower, (ii) any direct or indirect parent of Borrower, (iii) any affiliate or subsidiary of Borrower, (iv) any Guarantor, and (v) any officer, director or agent acting on behalf of any of the parties referred to in items (i) through and including (iv) with respect to the obligations hereunder, this Agreement or any of the other Loan Documents. “Sanctioned Target” means any target of Sanctions, including (i) persons on any list of targets identified or designated pursuant to any Sanctions, (ii) persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (iii) persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (iv) persons otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

    SECTION 2.2.    AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

    SECTION 2.3.    NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

    SECTION 2.4.    LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof (including disclosure in the Borrower’s 10-Q and 10-K filed with the United States Securities and Exchange Commission).

    SECTION 2.5.    CORRECTNESS OF FINANCIAL STATEMENT AND OTHER INFORMATION. The annual financial statement of Borrower dated December 31, 2021, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing. All information provided from time to time by Borrower to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today.

    SECTION 2.6.    INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

    SECTION 2.7.    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

    SECTION 2.8.    PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

    SECTION 2.9.    ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

    SECTION 2.10.    OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, in each case to the extent that such obligation and material lease, commitment, contract or instrument exceeds $5,000,000 in the aggregate.

    SECTION 2.11.    ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

    SECTION 2.12    SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS.    (a) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws (each as defined below), and Sanctions; and (b) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws.

    As used herein: “Anti-Corruption Laws” means: (i)     the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business. “Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

    SECTION 2.13    MARGIN STOCK; BENEFICIAL OWNERSHIP. The Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any advance under the Line of Credit (including proceeds from any Letter of Credit) and Term Loan will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. The Borrower is excluded as a “Legal Entity Customer” for purposes of the beneficial ownership rule under 31 CFR 1010.230

ARTICLE III
CONDITIONS

    SECTION 3.1.    CONDITIONS TO THE EFFECTIVENESS OF THIS AGREEMENT. The effective date of this Agreement shall be (a) the date that each of the following conditions set forth in this Section 3.1 have been satisfied or waived, as reasonably determined by Bank, or (b) such alternative date to which Bank and Borrower may mutually agree, in each case as evidenced by Bank’s system of record. Notwithstanding the occurrence of the effective date of this Agreement, Bank shall not be obligated to extend credit under this Agreement or any other Loan Document until all conditions to each extension of credit set forth in Section 3.2 have been fulfilled to Bank’s satisfaction.

    (a)    Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Agreement shall be satisfactory to Bank's counsel.

    (b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i) This Agreement and each promissory note or other instrument or document required hereby.

(ii) An amendment to that certain Intercreditor Agreement dated as of July 13, 2015, as amended, between the Bank and BMO Harris Bank N.A. (the “Intercreditor Agreement”)

(iii) Such other documents as Bank may require under any other Section of this Agreement.

    (c)    Satisfaction of Regulatory and Compliance Requirements. In addition to any requirements set forth above, and notwithstanding Borrower’s execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the reasonable satisfaction of Bank.

    (d)    Officer’s Certificate. A certificate from an officer of the Borrower to the effect that (i) all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; (ii) the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; (iii) after giving effect to the transactions contemplated hereby, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist; and (iv) the Borrower has satisfied each of the conditions set forth in this Article III.

    (e)    Certificate of Secretary. A certificate of an officer of Borrower certifying as to the incumbency and genuineness of the signature of each officer of Borrower executing the Loan Documents and certifying that attached thereto is a true, correct and complete copy of (A) the Articles of Incorporation of Borrower and all amendments thereto, certified as of a recent date by the appropriate governmental authority in its jurisdiction of formation, (B) the By-Laws of the Borrower as in effect on the date hereof, and (C) resolutions duly adopted by the Board of Directors of Borrower authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

    (f)    Certificate of Good Standing. A certificate as of a recent date of the good standing of Borrower under the laws of its jurisdiction of organization.

    (g)    PATRIOT Act. Borrower shall have provided to the Bank the documentation and other information requested by the Bank in order to comply with requirements of any Anti-Money

Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations.

    (h)    Upfront Fee. The Bank shall have received a non-refundable upfront fee in an amount equal to $50,000.00, which such fee shall be fully earned when paid

    (i)    Evidence of Indebtedness. The Bank shall have received copies of all documents evidencing the indebtedness listed on Schedule 5.2(b) attached hereto.

    (j)    The Bank shall have received such other agreements, instruments, documents, certificates, and opinions as the Bank may reasonably request.
    SECTION 3.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

    (a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, provided, that with respect to any representation and warranty that expressly relates to an earlier date, such representation and warranty shall be true as of such earlier date. On the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

    (b)    Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, including, but not limited to, an executed wire request form if requested by Bank.

    (c)    Additional Letter of Credit Documentation. Prior to the issuance of each Letter of Credit, Bank shall have received a Letter of Credit Agreement, properly completed and duly executed by Borrower.

    (d)    Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

    (e)    Financial Condition. There shall have been no material adverse change, as reasonably determined by Bank, in the financial condition or business of Borrower, if any, nor any material decline, as reasonably determined by Bank, in the market value of a material portion of the assets of Borrower.

ARTICLE IV
AFFIRMATIVE COVENANTS

    Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

    SECTION 4.1.    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

    SECTION 4.2.    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) and/or the Applicable Margin set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or Applicable Margin to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or Applicable Margin shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or Applicable Margin made before and after giving effect to such change in generally accepted accounting principles.

    SECTION 4.3.    FINANCIAL STATEMENTS AND OTHER INFORMATION. Provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

    (a)    not later than 90 days after and as of the end of each fiscal year, a consolidated financial statement of Borrower, prepared by Borrower and audited by a certified public accountant acceptable to Bank, to include balance sheet, income statement, statement of cash flows, all supporting schedules and footnotes;

    (b)    not later than 45 days after and as of the end of each of the first three fiscal quarters of each fiscal year, a financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement, statement of cash flow, all supporting schedules and footnotes;

    (c)    not later than 15 days after filing, copies of all financial reports filed with the Securities Exchange Commission (10-Q’s, 10-K’s and 8-K’s);

    (d)    contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the President or Chief Financial Officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

    (e)    promptly after the entering thereof, the Borrower shall deliver a copy of the documents evidencing Material Indebtedness (as hereinafter defined), including all amendments, modifications, supplements and restatements to such documents. For purposes hereof, “Material Indebtedness” means any indebtedness permitted pursuant to Section 5.2(c) (other than documents evidencing capital lease obligations or purchase money indebtedness) and Section 5.2(d) (to the extent the person providing such indebtedness is required to become a party to the Intercreditor Agreement);

    (f)    from time to time such other financial and business information as Bank may reasonably request; and

    (g)    from time to time such other information as Bank may reasonably request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.

Documents required to be delivered pursuant to Section 4.3(a), (b) or (c) may be delivered electronically (including delivery of such documents in electronic form on EDGAR) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Bank has access (whether a commercial, third-party website or whether sponsored by the Bank); provided that: (i) the Borrower shall deliver paper copies of such documents to the Bank that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Bank and (ii) the Borrower shall notify the Bank (by facsimile or electronic mail) of the posting of any such documents and provide to the Bank by electronic mail electronic versions of such documents, if requested.

    SECTION 4.4.    COMPLIANCE.

    (a)    Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence; comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the Borrower is located or doing business, or otherwise is applicable to Borrower; and

    (b)    comply with, and cause each member of the Borrowing Group to comply with, all Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws.

SECTION 4.5.    INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and, workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s request, schedules setting forth all insurance then in effect.

    SECTION 4.6.    FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

    SECTION 4.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

    SECTION 4.8.    LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower by any governmental or regulatory agency, or any litigation in which the Borrower believes its settlement reserve liability is equal to or greater than $15,000,000.00.

    SECTION 4.9.    FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)    Interest Coverage Ratio. As of the last day of each fiscal quarter of Borrower, Borrower shall not permit the Interest Coverage Ratio at such time to be less than 3.0 to 1.0.

    (b)    Total Funded Debt to EBITDA Ratio. As of the last day of each fiscal quarter of Borrower, Borrower shall not permit the Total Funded Debt to EBITDA Ratio at such time to be greater than 2.5 to 1.0.

    (c)    For purposes hereof:

    (i)    “EBITDA” means, with reference to any period, net income of Borrower and its Subsidiaries determined on a consolidated basis for such period plus the sum of all amounts deducted in arriving at such net income amount in respect of (a) interest expense for such period, (b) federal, state, local and foreign income taxes for such period, and (c) depreciation of fixed assets and amortization of intangible assets for such period.

    (ii)    “Interest Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) EBITDA of Borrower and its Subsidiaries for the most recently completed period of four (4) consecutive fiscal quarters then ended to (b) interest expense of Borrower and its Subsidiaries for such period.

    (iii)    “Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (x) all indebtedness for borrowed money of Borrower and its Subsidiaries at such time (including, without limitation for purposes of this Agreement, letters of credit (at their full stated amount) and bankers acceptances and capitalized lease obligations), plus (y) all indebtedness for borrowed money of any other person which is directly or indirectly guaranteed by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.

    (iv)    “Total Funded Debt to EBITDA Ratio” means, at any time the same is to be determined, the ratio of (a) Total Funded Debt of Borrower and its Subsidiaries at such time to (b) EBITDA of Borrower and its Subsidiaries for the most recently completed period of four (4) consecutive fiscal quarters then ended.

    SECTION 4.10.    NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:

    (a)     the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default;

    (b)     any change in the name or the organizational structure of Borrower, including, by illustration, merger, conversion or division;

    (c)     the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan;

    (d)    any declaration of a default or event of default, demand for payment or notice of like nature under documents governing the any indebtedness in excess of $5,000,000 permitted pursuant to Section 5.2 hereof; or

    (e)     any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.

ARTICLE V
NEGATIVE COVENANTS

    Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

    SECTION 5.1.    USE OF FUNDS.

    (a)    Use, or permit any member of the Borrowing Group to use, any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions; (ii) that would be prohibited by Sanctions if conducted by Bank or any of Bank’s affiliates; or (iii) that would be prohibited by any Anti-Money Laundering Laws or Anti-Corruption Laws.

(b)    Fund any repayment of the obligations hereunder or under any other Loan Document with proceeds, or provide any property as collateral for any such obligations, or permit any third party to provide any property as collateral for any such obligations, that is directly or indirectly derived from any transaction or activity that is prohibited by any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Bank or any of Bank’s affiliates to be in violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

    SECTION 5.2.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except:

    (a)    the indebtedness, obligations and liabilities of Borrower to Bank;

    (b)    the indebtedness, obligations and liabilities of Borrower existing as of the date of this Agreement as set forth on Schedule 5.2(b) attached to this Agreement;

    (c)    other secured indebtedness of Borrower in an amount not to exceed $30,000,000 in the aggregate at any one time; and

    (d)    unsecured indebtedness of Borrower not otherwise permitted hereunder; provided, in the event that any such indebtedness owing to (or committed by) a person exceeds $10,000,000, then such person shall become party to the Intercreditor Agreement.

    SECTION 5.3.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into or consolidate with any other entity; (b) make any substantial change in the nature of Borrower's business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of another entity; (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets; nor (e) accomplish any of the above by virtue of a division or similar transaction; provided, the foregoing shall not prevent:

    (i)     the sales of certain accounts receivable pursuant to supply chain financing programs established by account debtors so long as the aggregate value of all such sales in any fiscal year does not exceed 10% of Borrower’s consolidated total assets at the end of such fiscal year;

    (ii)    sales, leases, transfers or other dispositions in the ordinary course of its business;

    (iii)    the merger or consolidation with or the acquisition of all or substantially all of the assets of another entity (each an “Acquisition”) so long as:

    (a)    no Event of Default exists on the date of such Acquisition or would result therefrom;

    (b)    the Borrower is in compliance with the financial covenants set forth as Section 4.9 hereof on a pro forma basis after giving effect to such Acquisition; and

    (c)    if the Borrower forms or acquires one or more Subsidiaries in connection with such Acquisition, the Borrower shall comply with Section 1.5 hereof.

    SECTION 5.4.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank or any other person if the aggregate amount of the foregoing does not exceed $10,000,000 at any one time.

    SECTION 5.5.    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, including any of the foregoing accomplished by a division or similar transaction, except (i) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and (ii) loans or advances to or investments in any person or entity to the extent that the amount of such loans and advances to and investments does not exceed $10,000,000 in the aggregate at any one time.

    SECTION 5.6.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, other than purchased money interest, all or any portion of Borrower’s assets now owned or hereafter acquired; except:

    (a)    security interest in Borrower’s assets existing as of, and disclosed to Bank in writing prior to, the date hereof;

    (b)    security interest in Borrower’s assets as a result of indebtedness permitted pursuant to Section 5.2.(c);

    (c)    liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings;

    (d)    other liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the net value of its property or assets or materially impair the use thereof in the operation of its business;

    (e)    liens arising out of judgements or awards with respect to which the Borrower shall concurrently therewith be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or review;

    (f)    pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation;

    (g)    deposits to secure public or statutory obligations of the Borrower; and

    (h)    precautionary liens filed against certain accounts receivable sold pursuant to supply chain financing programs established by account debtors provided that the aggregate value of all such precautionary liens does not at any time exceed 10% of Borrower’s consolidated total assets.

    SECTION 5.7.     MOST FAVORED NATIONS. In the event that Borrower shall, directly or indirectly, be a party to or enter into or otherwise consent to any agreement or instrument (or any amendment, supplement or modification thereto) under which, directly or indirectly, any person or persons undertakes to make or provide Material Indebtedness to the Borrower (including, without limitation, any instrument, document or indenture relating to any such Material Indebtedness), which agreement (or amendment thereto) provides such person with more restrictive covenants (whether affirmative or negative covenants) or events of defaults than are provided to the Bank, the Borrower shall provide the Bank with a copy of each such agreement (or amendment thereto) and such more restrictive covenants or events of defaults shall automatically be deemed to be incorporated into this Agreement, and the Bank shall have the benefits of such more restrictive covenants or events of default as if specifically set forth herein. Upon the written request of the Bank, the Borrower shall promptly enter into an amendment to this Agreement to include such more restrictive covenants or events (provided that the Bank shall maintain the benefit of such more restrictive covenants or events of default even if the Bank fails to make such request or the Borrower fails to provide such amendment).

ARTICLE VI
EVENTS OF DEFAULT

    SECTION 6.1.    The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

    (a)    Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

    (b)    Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

    (c)    Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described herein as an “Event of Default”), and with respect to such default under this clause (c) that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

    (d)    Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity in excess of $5,000,000, including Bank.

    (e)    The filing of a notice of judgment lien against Borrower; or the recording of any abstract or transcript of judgment against Borrower in any county or recording district in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower in excess of $5,000,000 not covered by insurance or which has not been vacated, discharged or stayed pending appeal within 30 days from the entry thereof.

    (f)    Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower; or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

    (g)    There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

    (h)    The dissolution, division, or liquidation of Borrower; or Borrower or any of its directors, stockholders or members, shall take action seeking to effect the dissolution, division, or liquidation of Borrower.

    (i)    The acquisition by any person or entity (other than any member of the Clarence Werner family or any trust for the benefit of any member of such family), or two or more persons or entities acting in concert (other than any member of the Clarence Werner family or any trusts for the benefit of any member of such family), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of the Borrower.

    SECTION 6.2.    REMEDIES. Upon the occurrence of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

    SECTION 7.1.     NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

    SECTION 7.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

    BORROWER:    WERNER ENTERPRISES, INC.
    Attn: Chief Financial Officer
    14507 Frontier Rd
    Omaha, Nebraska 68138

BANK:    WELLS FARGO BANK, NATIONAL ASSOCIATION
    MAC #N8069-020
    13625 California St, Suite 200
    Omaha, Nebraska 68154

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery with proof of receipt; (b) if sent by certified or registered mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, postage prepaid; and (c) if sent by overnight courier, on the date given with proof of receipt.

    SECTION 7.3.    COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable out-of-pocket attorneys’ fees expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law.

    SECTION 7.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

    SECTION 7.5.    ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

    SECTION 7.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

    SECTION 7.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

    SECTION 7.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

    SECTION 7.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

    SECTION 7.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Nebraska (the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

    SECTION 7.11.    BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

    SECTION 7.12.    RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower's obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts (other than Excluded Accounts) maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

    For purpose hereof, “Excluded Accounts” means accounts of the Borrower maintained with the Bank the balance of which consists exclusively of (and is identified when established as an account established solely for the purposes of) (a) withheld taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or any other U.S., federal, state or local or foreign government agencies within the following month with respect to employees of such Loan Party, (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of the Borrower, (c) amounts which are required to be pledged or otherwise provided as security pursuant to any requirement of any governmental authority or foreign pension requirement, and (d) amounts to be used to fund payroll obligations (including, but not limited to, amounts payable to any employment contracts between the Borrower and its respective employees).

    SECTION 7.13.    ARBITRATION.

    (a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

    (b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

    (c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

    (d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

    (e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

    (f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

    (g)    Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

    (h)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

    (i)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT THE PARTIES FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

[Remainder Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be effective as of the effective date set forth above.

BORROWER:	BANK:

WERNER ENTERPRISES, INC.

By: /s/ Derek J. Leathers
Derek J. Leathers
Chairman, President & Chief Executive Officer

By: /s/ John J. Steele
John J. Steele
Executive Vice President, Treasurer & Chief Financial Officer
WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Zack Breazeale Name: Zack Breazeale Its: Vice President

Schedule 5.2(b)
Existing Indebtedness

1)    BMO Harris Bank N.A. $575,000,000